Exhibit 5.1

601 Lexington Avenue
New York, NY 10022
United States
Facsimile:
+1 212 446 4800	+1 212 446 4900

www.kirkland.com

June 4, 2026

Applied Aerospace & Defense, Inc.

355 Quality Circle NW

Huntsville, AL 35806

Ladies and Gentlemen:

We are acting as special counsel to Applied Aerospace & Defense, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) covering the offering of an aggregate of up to 23,707,435 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), consisting of: (i) up to 22,000,000 shares of Common Stock that may be issued by the Company under the Applied Aerospace & Defense, Inc. 2026 Omnibus Incentive Plan (the “Omnibus Plan”) and (ii) up to 1,707,435 shares of Common Stock that may be issued by the Company under the Applied Aerospace & Defense, Inc. 2026 Employee Stock Purchase Plan (the “ESPP” and, together with the Omnibus Plan, the “Plans”).

For purposes of this letter, we have examined such documents, records, certificates, resolutions and other instruments deemed necessary as a basis for this opinion, and we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth herein, we advise you that the Shares are duly authorized and when the Shares have been duly issued pursuant to and in accordance with the terms and conditions of the Plans and the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”) and Amended and Restated Bylaws of the Company, the Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares which the Company is authorized to issue in its Charter exceeds the number of shares outstanding and the number of shares which the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuances of the Shares by at least the number of Shares and we have assumed that such condition will remain true at all future times relevant to this opinion.

Applied Aerospace & Defense, Inc.

June 4, 2026

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP